UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 26, 2018

Catasys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31932	88-0464853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd, Suite 1100 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 444-4300

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2018, Catasys, Inc. (the “Company”) announced that Messrs. Richard A. Anderson and David E. Smith resigned from their role as directors of the Company effective October 30, 2018 and October 26, 2018, respectively. Mr. Smith also ceased to be a member of the Audit Committee of the Board of Directors (the “Board”), of the Company. The resignations were not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

On October 31, 2018, the remaining members of the Board appointed Mr. Edward Zecchini, Ms. Sharon Gabrielson and Ms. Diane Seloff to serve as members of the Board, effective immediately.

Mr. Zecchini serves as the Chief Information Officer for Remedy Partners, Inc., where he has been responsible for building the technology and infrastructure necessary to support the implementation of bundled payment programs and other episode financing business lines since April 2014. Prior to this position, from May 2010 to March 2014, Mr. Zecchini served as Executive Vice President and Chief Technology Officer of Sandata Technologies, LLC, a provider of information technology solutions to the home healthcare industry and from March 2008 to April 2010, President and Chief Executive Officer of IT Analytics LLC. From May 2007 to February 2008, he served as Executive Vice President of Operations and Chief Information Officer of Touchstone Healthcare Partnership. From 2000 to 2007, Mr. Zecchini served as Executive Vice President and Chief Information Officer of HealthMarket, Inc., an insurance company founded by Steve Wiggins. Earlier in his career he held senior level positions at Thomson Healthcare and SportsTicker, Inc. Mr. Zecchini has over thirty years of experience in the healthcare and information technology industries. Mr. Zecchini holds a Bachelor of Arts degree from the State University of New York at Oswego. He is also a Director of Cryoport Inc. Mr. Zecchini became a member of the Cryoport, Inc. (NASDAQ: symbol “CYRX.”) board of directors in September 2013 and serves as Chairman of the Compensation Committee and member of the Audit Committee and Scientific and Technology Committee.

Ms. Gabrielson serves as Chair of the Mayo Clinic’s Global Business Solutions Department where she is transforming an underperforming unit into the heart of Mayo’s business diversification and profitability since March 2015. She directs the domestic and international new business development opportunities for commercializing the Clinic’s competencies to deliver service-based products to the B2B and B2C markets. Ms. Gabrielson has also served as Administrator of the Clinic’s Office of Population Health from March 2014 to July 2015 and Vice Chair of Health System Administration from July 2010 to March 2015. In these roles, she was instrumental in developing a strategic plan for market penetration, scaling for growth and competing in a risk-based environment. Ms. Sharon Gabrielson has dedicated over 35 years to the healthcare industry and has extensive industry experience in technology, finance, human resources, insurance, mergers and acquisitions, and business development. In 1982, Ms. Gabrielson began her career as a registered nurse at Saint Mary’s Hospital where she served as a staff nurse and a charge nurse until 1990.

Ms. Seloff has served as Chief Operating Officer at Aspire Health where she has been part of the founding leadership team since October 2013. As Aspire Health’s Chief Operating Officer, Ms. Seloff built all the corporate functions for the company in its first two years and is responsible for running and transforming Aspire Health’s operations. She previously held senior executive roles in operations and development at other healthcare services and technology companies, including Vanderbilt University Medical Center from October 2007 to July 2013. Ms. Seloff began her career as a management consultant—first at Arthur Andersen & Company and later at KPMG Peat Marwick. Ms. Diane Seloff possesses over 25 years of experience in the broader healthcare industry and has diverse experience in operations, human capital, finance, technology, strategic planning and business development in healthcare, financial services, and logistics. Ms. Seloff received her MBA from Columbia University in 1990 and received her BS in Engineering from University of Michigan in 1984.

Mr. Zecchini, Ms. Gabrielson and Ms. Seloff have no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Zucchini, Ms. Gabrielson and Ms. Seloff had, or will have, a direct or indirect material interest.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

No.	Description
99.1	Press Release, dated November 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2018

CATASYS, INC.

By: /s/ Christopher Shirley Name: Christopher Shirley Title: Chief Financial Officer

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